Exhibit 99.1

Rodobo International, Inc. Completed Acquisitions
of three Chinese Dairy Companies which will expand the company’s production capacity from 200 tons to 1,200 tons per day

Nevada, U.S. & Harbin, China—February 8, 2010--Rodobo International, Inc. (OTCBB: RDBO) announced its completion of the acquisition of three dairy companies in the People’s Republic of China (the “Acquisitions”), through the mergers of Ewenkeqi Beixue Diary Co, Ltd ( “Ewenkeqi Beixue” ), Hulunbeier Beixue Diary Co., Ltd (“Hulunbeier Beixue”), and Hulunbeier Hailaer Beixue Diary Factory (“Hulunbeier Hailaer Beixue”, and together with Ewenkeqi Beixue and Hulunbeier Beixue, are sometimes hereinafter collectively referred to as “Beixue Group”) with and into the Company’s wholly owned subsidiary Tengshun Technology and Development Co., Ltd. (“Tenhshun Tech”).  All three companies of Beixue Group are located in Inner Mongolia, where is one of China’s largest suppliers of raw milk.  After the Acquisitions, Rodobo’s daily production capacity is expected to increase by six folds, from the current 200 tons per day, to about 1,200 tons per day.

Pursuant to the Equity Transfer Agreements entered into on February 5, 2010, the Company paid RMB500,000 (approximately $73,236) in cash and issued 800,000 shares of the Company’s common stock , par value $.0001 per share (the “Common Stock”) in exchange for 100% of the equity interest in Ewenkeqi Beixue;  RMB1,000,000 (approximately $146,473) in cash and 1,000,000 shares of Common Stock in exchange for 100% of the equity interest in Hulunbeier Beixue; and RMB600,000 (approximately $87,884) in cash, 8,800,000 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock in exchange for 100% of the equity interest in Hulunbeier Hailaer Beixue. Each share of the Series A Preferred stock has the right to six votes per share, voting along with the Common Stock as one class, but otherwise does not have any other rights of a shareholder. Based on independent valuation reports issued by Beijing Haohai Tongfang Assets Appraisal Co., Ltd, dated as of February 4, 2010, Ewenkeqi Beixue, Hulunbeier Beixue and Hulunbeier Hailaer Beixue have a total net asset value of over USD 30 million.

Mr. Yanbin Wang, the Chairman, Chief Executive Officer and a major stockholder of Rodobo, owned 51% of the equity interest in Hulunbeier Beixue and Ewenkeqi Beixue prior to the merger.

“We are extremely happy to complete the acquisition of Beixue Group,” said Mr. Yanbin Wang, Chairman and CEO of Rodobo, “It is an exciting milestone for the long term growth strategy of Rodobo.  We believe this synergic acquisition will enable us to further consolidate our safe, secure and sustainable milk supply to keep pace with the growing demand of our milk powder products for the Chinese consumer.  We expect that this acquisition will increases our distribution channel as well as our production capacity. ” Mr. Wang concluded, “We view the acquisition of the Beixue Group as a major opportunity to expand our brand and make further inroads into the milk products market in China.”

Complete information regarding the acquisitions, as well as the terms of the equity transfer agreements, securities purchase agreement, and Beixue’s audited financial statements, will be disclosed in a Current Report on Form 8-K to be filed by Rodobo with the Securities and Exchange Commission.

About Rodobo

Rodobo is a leading producer and distributor of powdered milk formula products in China. The Company is currently one of the largest non-state-owned dairy companies in China and its major products include Formula Milk Powder for infants, children, middle-aged and elderly people in China and Whole Milk Powder.

About Beixue Group

Beixue Group is principally engaged in the production, manufacturing and distribution of milk powder and is one of the largest companies in term of production capacity based in Inner Mongolia Province. With more than 200 employees, Beixue Group has raw milk processing capacity of 200 tons per day and has developed markets in over 20 provinces.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of Rodobo International, Inc., and related entities (collectively, the “Company”) related thereto contain, or may contain, among other things, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the impact of the acquisitions of the Beixue Group on the business and operations of the Company; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are subject to significant involve known and unknown risks and uncertainties ad are often identified by the use of forward-looking terminology such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company undertakes no duty to update these forward-looking statements except as required by law.

Contact:

Xiuzhen Qiao
Rodobo International, Inc.
Tel:    +86-451-8226-5922
Email: qiaozhen1973@163.com